Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Kidpik Corp.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) (4)	1,856,000	(3)	$1.96	$3,637,760.00	$0.0000927	$337.22
Equity	Common Stock, par value $0.001 per share	Rule 457(c) (4)	264,000	(5)	$1.96	$517,440.00	$0.0000927	$47.97
Equity	Common Stock, par value $0.001 per share	Rule 457(h) (7)	480,000	(6)	$8.50	$4,080,000.00	$0.0000927	$378.22

Total Offering Amounts						$8,235,200.00		—

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$763.40

(1)	This Registration Statement on Form S-8 relates to the First Amended and Restated 2021 Equity Incentive Plan (the “Plan”) of Kidpik Corp. (the “Registrant” or the “Company”). An aggregate of 2,600,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) may be issued under the Plan. Registered in this Registration Statement are (a) 1,856,000 shares of Common Stock reserved for future issuance under the Plan (see footnote (3)), the offer and sale of which are being registered herein; (b) 264,000 shares of common stock reserved for future issuance upon the vesting and settlement of outstanding restricted stock units previously granted under the Plan (see footnote (5)); and (c) 480,000 shares of Common Stock reserved for future issuance upon the exercise of outstanding options granted under the Plan (see footnote (6))

(2)	In accordance with Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(3)	Represents shares reserved for issuance pursuant to future awards under the Plan not disclosed in footnotes (5) and (6), below.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based upon the average of the high ($2.07) and low ($1.85) prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 10, 2022, which date is within five business days prior to filing this Registration Statement.

(5)	Represents shares of Common Stock reserved for future issuance upon the vesting of outstanding restricted stock units previously issued to certain officers and directors of the Registrant pursuant to the Plan.

(6)	Represents shares of Common Stock reserved for future issuance upon the vesting and exercise of outstanding options granted to certain employees and consultants of the Registrant under the Plan, with an exercise price of $8.50 per share.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon the price at which such options may be exercised.